Exhibit 99.1

 Steelcase Delivers Strong Sales and Earnings Growth in First Quarter


    GRAND RAPIDS, Mich.--(BUSINESS WIRE)--June 20, 2005--Steelcase Inc. (NYSE:SCS) today reported revenue totaling $676.0 million for its first quarter of fiscal 2006. Revenue increased 13 percent compared to $597.7 million in the prior year quarter.
    First quarter revenue includes $10.3 million from currency translation effects and $11.2 million of service revenue as compared to the prior year. Service revenue had been reported as an offset to related operating costs in prior years.
    Steelcase reported net income of $6.7 million, or $0.05 per share for the first quarter of fiscal 2006, consistent with company estimates. This compares to a net loss of $(5.7) million, or $(0.04) per share in the same quarter of the prior year.
    Included in first quarter results were net restructuring charges of $(6.8) million after-tax. Charges were primarily related to facility rationalizations in the company's North America and International segments and were slightly lower than company estimates. Some of the severance and asset impairment charges the company expected in the first quarter will be incurred in future periods.
    "Steelcase is off to a strong start in 2006," said James P. Hackett, president and CEO. "We delivered results at the high end of our estimates and continued to build momentum, particularly in our North America segment, which experienced a double-digit increase in sales and significantly improved operating income performance. Our results are a clear indication that our strategy is working--and that our evolving business model is driving improved results.
    "Additionally, our focus on providing a better work experience for our customers continues to drive innovation across the company. For the third year in a row, we won more product awards at NeoCon than anyone else in our industry."
    Cost of sales, which does not include restructuring charges, improved 2.2 percentage points to 69.2 percent in the first quarter, primarily because of benefits from prior restructuring actions. Some of the operating improvement in the quarter was offset by disruption costs associated with ongoing facility consolidations.
    Despite higher restructuring costs in the current quarter, gross margins of 29.5 percent in the first quarter improved from 28.0 percent in the same quarter last year.
    Steelcase reduced operating expenses as a percent of sales to 27.0 percent from 28.6 percent in the prior year. This improvement was related to continued cost control and leverage from higher sales volume.
    Reported operating income was $15.2 million, or 2.2 percent of revenue, and includes restructuring charges of $10.8 million. Operating income without restructuring charges was $26.0 million, or
3.8 percent of revenue, in the current quarter compared to breakeven in the prior year.
    Total cash and cash equivalents were $238 million at the end of the first quarter. The company used cash to reduce debt by $52 million, to $273 million at the end of the first quarter. This is the company's lowest level of debt since fiscal 2000. In addition, the company used cash for normal seasonal disbursements associated with bonus payments and retirement plan contributions.
    "Each of our business segments had double digit sales growth in the first quarter," said James P. Keane, chief financial officer. "We're making good, sustained progress toward our long term profitability goals and are seeing the benefits of our prior restructuring activities and improved pricing yield. We also reduced debt again this quarter which helps to strengthen our balance sheet."

    Outlook

    Steelcase expects second quarter sales to be 10 to 15 percent higher than the prior year, primarily because of strong backlog as it enters the quarter. North America order rates are stable early in the second quarter, but showing slower growth over prior year comparisons. While the company is not providing full year guidance, normal seasonality would suggest that second half sales would approximate first half sales.
    The company expects to report earnings between $0.08 and $0.13 per share in the second quarter, including restructuring charges of $3 to $7 million after-tax. The company reported earnings of $0.05 per share in the second quarter of the prior year.
    The company continues to estimate full year after-tax restructuring charges of $18 to $23 million, including the amounts incurred in the first quarter and those estimated above for the second quarter.
    Mr. Hackett concluded, "As we look to the remainder of 2006, we are encouraged by the strength of orders globally. We are pleased to see momentum build across product groups, geographies and market segments."


Business Segment Results
(in millions)
                                                   First Quarter
                                                Three Months Ended

                                             May 27,  May 28,  % Inc
                                               2005    2004    (Dec)
                                             -------- ------- --------
Revenue
North America (1)                            $ 380.0  $328.1     15.8%
Steelcase Design Partnership (2)                82.8    70.4     17.6%
International (3)                              152.7   134.2    13.8 %
Other (4)                                       60.5    65.0   (6.9) %
                                             -------- -------
  Consolidated Revenue                       $ 676.0  $597.7     13.1%
                                             ======== =======

Operating Income
North America                                $  14.1  $ (6.4)
Steelcase Design Partnership                     8.0     3.4
International                                   (2.6)   (1.8)
Other                                           (4.3)   (0.3)
                                             -------- -------
  Consolidated Operating Income (Loss)       $  15.2  $ (5.1)
                                             ======== =======

Operating Margin Percent                         2.2%  (0.9)% 3.1 pts.



Pre-Tax Restructuring Charges Included in Business Segment Results
(in millions)

                                                      First Quarter
                                                   Three Months Ended
                                                   -------------------

                                                    May 27,   May 28,
                                                     2005      2004
                                                   --------- ---------

Restructuring Charges
North America                                      $    5.9  $    4.6
Steelcase Design Partnership                              -         -
International                                           4.9      (0.3)
Other                                                     -       0.8
                                                   --------- ---------
  Consolidated Charges                             $   10.8  $    5.1
                                                   ========= =========

Business Segment Footnotes
(1) North America business segment includes the company's Steelcase and Turnstone brands, consolidated dealers in the U.S. and Canada, and services.
(2) Steelcase Design Partnership (SDP) business segment includes Brayton, The Designtex Group, Details, Metro and Vecta.
(3) International business segment includes all manufacturing and sales operations outside the U.S. and Canada.
(4) Other includes Steelcase Financial Services, PolyVision and
IDEO subsidiaries, other ventures and unallocated corporate expenses.


Supplemental Disclosure of Operating Income, excluding
Restructuring Charges
(in millions; % of revenue)

                                                First Quarter
                                             Three Months Ended
                                        May 27, 2005    May 28, 2004
                                       --------------- ---------------

Operating Income (loss), as reported    $15.2     2.2%  $(5.1)  (0.9)%
Restructuring Charges                    10.8     1.6%    5.1     0.9%
                                       ------- ------- ------- -------
Operating Income, excluding
 Restructuring Charges                  $26.0     3.8%   $0.0     0.0%
                                       ======= ======= ======= =======


    Webcast

    Steelcase will discuss first quarter fiscal 2006 results and business outlook on a conference call and Webcast at 11:00 a.m. EDT today. Links to the webcast are available at www.steelcase.com/ir. Related presentation slides will be available on the company's website shortly before the start of the webcast.

    Other Events

    The Steelcase Annual Shareholder Meeting will be held on June 23, 2005 at 11:00 a.m. EDT in the company's Town Hall located adjacent to Headquarters at 901 44th Street S.E., Grand Rapids, Michigan. The company will host a live webcast of the meeting. Details and links to the webcast are accessible at www.steelcase.com/ir.

    Non-GAAP Financial Measures

    This earnings release contains certain non-GAAP financial measures. A "non-GAAP financial measure" is defined as a numerical measure of a company's financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet or statement of cash flows of the company. Pursuant to the requirements of Regulation G, the company has provided a reconciliation above of non-GAAP financial measures to the most directly comparable GAAP financial measure.
    The non-GAAP financial measure used within this earnings release is operating income excluding restructuring costs in dollars and as a percentage of sales for the current year quarter and prior year quarter. This measure is presented because management uses this information to monitor and evaluate financial results and trends. Therefore, management believes this information is also useful for investors.

    Forward-looking Statements

    From time to time, in written reports and oral statements, the company discusses its expectations regarding future events. These forward-looking statements generally will be accompanied by words such as "anticipate," "believe," "could," "estimate," "expect," "forecast," "intend," "may," "possible," "potential," "predict," "project," or other similar words, phrases or expressions. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to vary. Important factors that could cause actual results to differ materially from the forward-looking statements include, without limitation: (1) competitive and general economic conditions and uncertainty domestically and internationally;
(2) delayed or lost sales and other impacts related to acts of terrorism, acts of war or governmental action; (3) changes in domestic or international laws, rules and regulations, including the impact of changed environmental laws, rules or regulations; (4) major disruptions at our key facilities or in the supply of any key raw materials, components or finished goods; (5) competitive pricing pressure; (6) pricing changes by the company, its competitors or suppliers; (7) currency fluctuations; (8) changes in: (a) customer demand and order patterns; (b) financial stability of customers, dealers (including changes in their ability to pay for product and services, dealer financing and other amounts owed to the company) or suppliers; (c) relationships with customers, suppliers, employees and dealers; and (d) the mix of products sold and of customers purchasing (including large project business); (9) the success (including product performance and customer acceptance) of new products, current product innovations, services and platform simplification, and their impact on the company's manufacturing processes; (10) the success of the company's investment in certain ventures; (11) the company's ability to successfully: (a) implement list price increases; (b) reduce its costs, including actions such as global supply chain management, workforce reduction, facility rationalization, disposition of excess assets (including real estate) at more than book value and/or related impairments, production consolidation, reduction of business complexity and culling products; (c) implement technology initiatives;
(d) integrate acquired businesses; (e) migrate to a less vertically integrated manufacturing model; (f) implement lean manufacturing principles; (g) initiate and manage alliances; and (h) manage consolidated dealers; (12) possible acquisitions or divestitures by the company; (13) changes in business strategies and decisions; and
(14) other risks detailed in the company's Form 10-K for the year ended February 25, 2005 and other filings with the Securities and Exchange Commission. The factors identified above are believed to be important factors (but not necessarily all of the important factors) that could cause actual results to differ materially from those expressed in any forward-looking statement. Unpredictable or unknown factors could also have material adverse effects on the company. All forward-looking statements included in this release are expressly qualified in their entirety by the foregoing cautionary statements. Steelcase undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

    About Steelcase Inc.

    Steelcase Inc. helps individuals and organizations around the world to work more effectively by providing knowledge, products and services that enable customers and their consultants to create work environments that integrate architecture, furniture and technology. Founded in 1912 and headquartered in Grand Rapids, Michigan, the company has led the global office furniture industry in sales every year since 1974. Its product portfolio includes furniture systems, technology products, seating, lighting, storage, interior architectural products and related products and services. Fiscal 2005 revenue was approximately $2.6 billion. Steelcase and its subsidiaries have dealers in more than 800 locations, manufacturing and distribution facilities in over 30 locations and approximately 14,000 employees around the world. The company's Class A Common Stock trades on the NYSE under the symbol SCS.


                            STEELCASE INC.
      CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
                 (in millions, except per share data)

                                                  Three Months Ended
                                                 ---------------------
                                                  May 27,    May 28,
                                                    2005       2004
                                                 ---------- ----------
Revenue                                             $676.0     $597.7
Cost of sales                                        467.6      426.8
Restructuring costs                                    8.5        3.6
                                                 ---------- ----------
    Gross profit                                     199.9      167.3
Operating expenses                                   182.4      170.9
Restructuring costs                                    2.3        1.5
                                                 ---------- ----------
    Operating income (loss)                           15.2       (5.1)
Interest expense                                      (5.2)      (5.2)
Other income, net                                      0.8        0.7
                                                 ---------- ----------
    Income (loss) from continuing operations
     before income tax expense (benefit)              10.8       (9.6)
Income tax expense (benefit)                           4.1       (2.9)
                                                 ---------- ----------
    Income (loss) from continuing operations           6.7       (6.7)
Income from discontinued operations, net of
 applicable income taxes                                 -        1.0
                                                 ---------- ----------
    Net income (loss)                                 $6.7      $(5.7)
                                                 ========== ==========
Basic and diluted per share data:
  Income (loss) from continuing operations           $0.05     $(0.05)
  Income from discontinued operations                    -       0.01
                                                 ---------- ----------
  Earnings (loss)                                    $0.05     $(0.04)
Dividends declared per common share                  $0.06      $0.06
                                                 ========== ==========
Weighted average shares outstanding                  148.2      147.8
                                                 ========== ==========


                            STEELCASE INC.
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                             (in millions)

                                                (Unaudited)
                                                  May 27,    Feb. 25,
                                                   2005        2005
                                                ----------- ----------
                    ASSETS
Current assets:
  Cash and cash equivalents                     $    238.0  $   216.6
  Short-term investments                                 -      131.6
  Accounts receivable, net                           382.4      378.1
  Inventories                                        135.1      132.9
  Other current assets                               206.4      198.1
                                                ----------- ----------

             Total current assets                    961.9    1,057.3

Property and equipment, net                          586.3      606.0
Goodwill and other intangible assets, net            285.8      290.0
Other assets                                         404.8      411.3
                                                ----------- ----------

             Total assets                       $  2,238.8  $ 2,364.6
                                                ----------- ----------

     LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable                              $    166.3  $   175.9
  Short-term borrowings and current portion of
   long-term debt                                     19.1       67.6
  Accrued expenses:
       Employee compensation                          88.2      123.3
       Employee benefit plan obligations              21.6       31.7
       Other                                         213.6      211.0
                                                ----------- ----------

             Total current liabilities               508.8      609.5
                                                ----------- ----------

Long-term liabilities:
  Long-term debt                                     254.0      258.1
  Employee benefit plan obligations                  244.6      249.7
  Other long-term liabilities                         44.0       50.7
                                                ----------- ----------

             Total long-term liabilities             542.6      558.5
                                                ----------- ----------

             Total liabilities                     1,051.4    1,168.0
                                                ----------- ----------

Shareholders' equity:
  Common stock                                       301.6      297.4
  Additional paid in capital                           1.8        1.3
  Accumulated other comprehensive loss               (42.5)     (33.1)
  Deferred compensation - restricted stock            (5.4)      (3.1)
  Retained earnings                                  931.9      934.1
                                                ----------- ----------
             Total shareholders' equity            1,187.4    1,196.6
                                                ----------- ----------

             Total liabilities and
              shareholders' equity              $  2,238.8  $ 2,364.6
                                                =========== ==========


                            STEELCASE INC.
            CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (in millions)

                                                     (Unaudited)
                                                 Three Months Ended
                                               -----------------------
                                                 May 27,     May 28,
                                                  2005        2004
                                               ----------- -----------

OPERATING ACTIVITIES
Net income (loss)                              $      6.7  $     (5.7)
Depreciation and amortization                        30.6        32.1
Changes in operating assets and liabilities,
 net of corporate acquisitions                      (67.4)      (61.6)
Other, net                                           (1.7)       (6.0)
                                               ----------- -----------

Net cash used in operating activities               (31.8)      (41.2)
                                               ----------- -----------

INVESTING ACTIVITIES
Capital expenditures                                (18.3)      (14.6)
Short-term investments, net                         131.6        66.3
Net proceeds from repayments of lease fundings        3.6        17.6
Proceeds from the disposal of fixed assets            2.2         3.4
Other, net                                           (3.5)       10.2
                                               ----------- -----------

Net cash provided by investing activities           115.6        82.9
                                               ----------- -----------

FINANCING ACTIVITIES
Long-term debt repayments, net                      (51.5)       (7.3)
Short-term borrowings (repayments), net              (0.1)      (15.2)
Dividends paid                                       (8.9)       (8.9)
Common stock issuance                                 1.2         0.3
                                               ----------- -----------

Net cash used in financing activities               (59.3)      (31.1)
                                               ----------- -----------

Effect of exchange rate changes on cash and
 cash equivalents                                    (3.1)       (0.5)
                                               ----------- -----------

Net increase in cash and cash equivalents            21.4        10.1
Cash and cash equivalents, beginning of period      216.6       182.2
                                               ----------- -----------

Cash and cash equivalents, end of period       $    238.0  $    192.3
                                               =========== ===========


    CONTACT: Investor Contact:
             Investor Relations
             Raj Mehan, 616-698-4734
             or
             Media Contact:
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             Lisa Kerr, 616-698-4487